                                                   UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

                                                             Washington, DC 20549

                                   FORM 8-K

       Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                      Date of Report (Date of earliest event reported): February 3, 2009

                                                         CSP Incorporated

                                       (Exact name of the registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

                             000-10843                               04-2441294

(Commission File Number) (IRS Employer Identification No.)

                      43 Manning Road, Billerica, Massachusetts              01821-3901

                      (Address of principal executive offices)                   (Zip Code)

                                                                     (978) 663-7598

                                           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On February 3, 2009, CSP Inc. (the "Company") issued a press release announcing its financial results for the first quarter fiscal year 2009 which ended December 31, 2008. A copy of the press release relating to such announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Form 8-K, including the exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. The information in this Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release Dated February 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSP INC.

Date: February 3, 2009 By: /s/Gary W. Levine

Gary W. Levine

Vice President Finance and

Chief Financial Officer

Contact: Gary Levine 99.1

Chief Financial Officer

CSP Inc.

Tel: 978.663.7598 ext. 1200

Fax: 978.663.0150

CSP INC. ANNOUNCES FIRST-QUARTER FISCAL 2009 FINANCIAL RESULTS

BILLERICA, MA, February 3, 2009 - CSP Inc (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the first quarter of fiscal 2009 ended December 31, 2008.

For the first quarter of fiscal 2009, CSP Inc. sales grew to $24.1 million from $17.9 million in the first quarter of fiscal 2008. Net income for the first quarter of fiscal 2009 was $380 thousand, or $0.10 per diluted share, compared with a net loss of $259 thousand, or $0.07 per share, in the first quarter of fiscal 2008.

The Company's cash and short-term investments were $14.2 million as of December 31, 2008 compared with $18.5 million at fiscal year 2008 ended September 30, 2008. The decrease in cash was primarily the result of the repayment of a loan related to the Company's R2 acquisition and an increase in accounts receivable due to greater sales volume in the first quarter. The effect of foreign currency translation and the repurchase of 72,000 shares of the Company's stock also contributed to the lower cash position. After the close of the first quarter, the Company redeemed the balance of its auction rate securities, which had been classified as short-term investments.

Management Comments on First-Quarter Fiscal 2009

"CSP achieved a 34 percent increase in sales during the first quarter, driven by higher sales at both our Systems and Service and Systems Integration businesses," said CSP Chairman and Chief Executive Officer Alexander R. Lupinetti. "The company also performed well on the bottom line, reporting $380 thousand in net income after recording a net loss a year ago."

"Our Systems business achieved a significant year-over-year increase in sales and profitability in the quarter as a result of a $1.4 million royalty payment related to pilot production for the E2D Advanced Hawkeye intelligence, surveillance and reconnaissance aircraft," said Lupinetti. "We expect year-over-year growth for our Systems business in fiscal 2009 and we expect revenues will return to approximately the levels we reported in the years prior to fiscal 2007, when we recorded an unusually large contract. In fiscal 2009, we expect to record revenue from royalty payments and follow-on orders as well as compete for new programs."

"Each one of our Service and Systems Integration businesses grew sales during the quarter," said Lupinetti. "We had a difficult comparison in terms of profitability due to an unusual amount of high-margin product revenue at our German subsidiary in the first quarter last year. This partially offset some of the year-over-year bottom-line gains at our Systems business in the quarter."

"Our German subsidiary continues to see growing demand for its products and services," said Lupinetti. "Growing the Lifecycle Management, Archiving and Network Migration professional services practices has been a key strategy for the German subsidiary and we continue to benefit from 100 percent utilization of our professionals. In fiscal 2009, we plan to expand our professional services business as well as report large installation deals."

"CSP's U.S.-based Systems and Solutions Division (SSD), which provides IT infrastructure solutions, reported an outstanding quarter," said Lupinetti. "Contributing to this performance was a multi-million dollar contract with a national mortgage company. SSD results also benefited from a full quarter of sales from the R2 Technologies acquisition. R2 has enabled us to gain a significant presence in the rapidly growing, higher-margin Unified Communications market."

"Our UK subsidiary continues to perform well on both the top and bottom lines, despite negative currency effects," said Lupinetti. "During the quarter we capitalized on cross-selling synergies by leveraging R2's Silver-level Cisco partnership to sell to UK subsidiary customers."

"We entered the fiscal year with caution about the effects that the worldwide economic conditions could have on our Service and Systems Integration segment," said Lupinetti. "At this point, the demand environment continues to look positive for each one of our businesses. We believe we are positioned well in our markets, especially with the addition of the unified communications segment through R2 Technologies. Going forward, we plan to increase our sales force to leverage success in integration solutions and expand our technical staff to grow higher margin services."

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expectations relating to the System business' revenue run rate in fiscal 2009, expectations that the German subsidiary will again report large installation deals in fiscal 2009 as well as continue to grow its professional services practices, the positive demand environment for the Service and Systems Integration segment, expectations that with R2 CSP will gain a significant presence in the rapidly growing higher-margin Unified Communications market, and the Company's plans to broaden its offerings into new growth markets, increase its sales force to leverage success in integration solutions and expand its technical staff to grow higher margin services. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market best-of-breed IT solutions, systems integration services, and high-performance computer systems. CSP's Systems segment includes the MultiComputer Division, which supplies high-performance Linux cluster systems for a broad array of defense applications, including radar, sonar and surveillance signal processing. The Company's MODCOMP, Inc. subsidiary, also part of its Service and Systems Integration segment founded in 1970, is a leading provider of IT solutions and systems integration services for complex IT environments. MODCOMP works with third parties to develop cutting edge solutions in the global IT markets and has offices in the U.S., U.K. and Germany. More information about CSP is available on the company's website at www.csp.com. To learn more about MODCOMP, Inc., consult www.modcomp.com.

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	September 30,
	2008	2008
Assets
Current assets:
Cash and short-term investments	$14,158	$18,494
Accounts receivable, net	13,046	11,470
Inventories	7,463	8,125
Other current assets	1,894	3,259
Total current assets	36,561	41,348
Property, equipment and improvements, net	964	1,003
Other assets	7,713	7,668
Total assets	$45,238	$50,019

Liabilities and Shareholders' Equity
Current liabilities	13,681	17,775

Pension and retirement plans	6,994	7,382
Deferred income taxes	587	553
Non-current liabilities	361	361

Shareholders' equity	23,615	23,948
Total liabilities and shareholders' equity	$45,238	$50,019

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                               /----Three months ended------/

	Dec. 31,	Dec 31,
	2008	2007
Sales:
Product	$18,412	$14,230
Service	5,648	3,709
Total sales	24,060	17,939

Cost of Sales:
Product	16,019	11,763
Service	3,245	2,801
Total cost of sales	19,264	14,564

Gross profit	4,796	3,375

Operating expenses:
Engineering and development	539	642
Selling, general & administrative	3,755	3,262
Total operating expenses	4,294	3,904

Operating income (loss)	502	(529)

Other income, net	135	131

Income(loss) before income taxes	637	(398)
Provision (benefit) for income taxes	257	(139)

Net Income (loss)	$380	($259)

Net income(loss) per share - basic	$0.10	($0.07)
Weighted average shares outstanding - basic	3,758	3,802

Income (loss) per share - diluted	$0.10	($0.07)
Weighted average shares outstanding - diluted	3,766	3,945